  EXHIBIT 10.1

DATED THIS [ ] DAY OF [month] [year]

BETWEEN

FUXING CHINA GROUP LIMITED

(Incorporated in Bermuda)

(Company Registration No.: 38973)

AND

[name]

(Identity Card No.: [ ])

SERVICE AGREEMENT

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THIS AGREEMENT is made on the [ ] day of [month] [year]

BETWEEN:-

(1)	FUXING CHINA GROUP LIMITED (Company Registration Number: 38973), a company incorporated in Bermuda and having its registered office at Clarendon House, 2 Church Street, Hamilton HM11, Bermuda and whose principal place of business in the PRC is situated at Hangbian Industrial Area, Longhu Town, Jinjiang City, Fujian Province, the PRC (the “Company”); and

(2)	[name] Identity Card No.: [ ] [address]. (the “Executive”).

WHEREAS:

(A)	The Company is engaged in the business of manufacturing zipper and zipper components in the PRC.

(B)	The Company wishes to engage or continue to engage the Executive to serve as the [ ] of the Company, and the Executive has agreed to provide or continue to provide his services to the Company on the terms and conditions stated herein;

NOW IT IS HEREBY AGREED as follows:-

1.	APPOINTMENT

The Company shall employ the Executive and the Executive shall serve the Company in the capacity of Chief Executive Officer (or in such other office or offices as board of directors of the Company (the “Board”) may from time to time direct) upon the terms and conditions of this Agreement. This Agreement shall commence from [ ] (the “Commencement Date”) and shall continue (subject to earlier termination as provided in this Agreement) for an initial period of three (3) years (the “Initial Period”) and thereafter shall automatically continue from year to year unless terminated in accordance with this Agreement.

2.	DUTIES

2.1	As [ ] of the Company, the Executive shall:-

2.1.1	oversee the operations and responsible for day-to-day management affairs and business matters of the Group and ensure that the stipulated corporate policies are properly complied with;

2.1.2	undertake such duties and exercise such powers in relation to the Company and its business at such place as the Board may from time to time assign or vest in him;

2.1.3	in the discharge of such duties and in the exercise of such powers observe and comply with all resolutions and directions from time to time made or given by the Board;

2.1.4	devote substantially the whole of his time, attention during business hours to the discharge of his duties hereunder; and

2.1.5

in pursuance of his duties hereunder perform such services for any existing or future subsidiary or subsidiaries of the Company and without further remuneration (unless otherwise agreed) accept such offices in any such companies as the Board may from time to time reasonably require.

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2.2

The Executive shall at all times keep the Board promptly and fully informed of his conduct relating to material matters and decisions affecting the Company and the Group (as defined in Clause 2.4 below) and provide such explanations as the Board may require.

2.3

Subject to any regulations from time to time issued by the Company which may apply to him, the Executive shall not receive or obtain directly or indirectly any discount rebate commission or other inducement in respect of any sale or purchase of any goods or services effected or other business transacted (whether or not by him) by or on behalf of the Group and if he (or any firm or company in which he is directly or indirectly engaged, concerned or interested) shall obtain any such discount rebate commission or inducement he shall immediately account to the Company for the amount received by him or the amount received by such firm or company.

2.4	In this Agreement, “Group” means the group of companies consisting of the Company and its subsidiaries and associated companies from time to time.

2.5	In this Agreement, “PRC” means the People’s Republic of China.

2.6	In this Agreement, “RMB” means the Legal Tender of the PRC.

2.7	In this Agreement, “S$” means the Legal Tender of Singapore.

2.8	In this Agreement, “Fuxing” means Fuxing China Group Limited and/or its successors in title, including but not limited to, the Company.

3.	SALARY, BENEFITS & ALLOWANCES

3.1	Subject as hereinafter provided, during the continuance of his employment hereunder, the Executive shall be entitled to:-

3.1.1	a monthly basic salary of RMB [ ] payable in arrears at the end of each month of employment from [ ].

3.1.2	a performance bonus if payable, is to be at the discretion of the Management, after taking into account the Group’s financial performance and other factors into consideration.

3.2

The Executive hereby agrees and acknowledges that any salary and/or any other benefits payable or accrued to the Executive pursuant to the terms of this Agreement may, at the discretion of the Board, be allocated amongst the Group in such proportion and manner as the Board may from time to time think fit taking into account, inter alia, the relative work done, time spent and commitments made by the Executive in relation to the management, business and/or operations of such companies.

3.3

The entire remuneration package of the Executive including the compensation payable to him under this Clause 3 shall be subject to annual review by the Remuneration Committee and thereafter recommendation of the Remuneration Committee to the Board.

4.	DEALINGS IN SECURITIES

The Executive shall during the Employment and for a period of 1 year after the termination of the Employment comply and shall procure that his spouse and minor children shall comply with all applicable rules of law and recognised investment exchange regulations, including the Securities and Futures Act (Cap.289) of Singapore, Singapore Exchange Securities Trading Limited Listing Manual and the Singapore Code on Take-overs and Mergers, and any Company policy issued in relation to dealings in shares debentures or other securities of the Company and any Group Company or any unpublished price sensitive information affecting the securities of any other company.

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5.	BUSINESS EXPENSES/BENEFITS

5.1

The Executive shall be reimbursed all travelling, accommodation, entertainment and other out-of-pocket expenses reasonably incurred by him in or about the discharge of his duties hereunder upon production of the relevant documentary evidence of incurrence by the Executive.

5.2

The Executive shall be entitled to such other benefits generally accorded to executive directors as may be determined by the Board from time to time (with the Executive, being interested in the receipt of such benefits under this Agreement, abstaining from voting on any such resolution).

6.	CONFIDENTIALITY

6.1	The Executive shall not either during his appointment or at any time after its termination:-

6.1.1	disclose to any person or persons (except to those authorised by the Company to know or as otherwise required by law);

6.1.2	use for his own purposes or for any purposes other than those of the Group; or

6.1.3	through any failure to exercise all due care and diligence cause any unauthorised disclosure of,

any information of the Group (including in particular lists or details of customers of the Group) relating to the organisation business finances transactions or affairs of the Group or the working of any process, technology, invention or methods carried on or used by the Group or in respect of which the Group is bound by an obligation of confidence to a third party or any financial or trading information or trade secrets relating to the Group or relating to the customers or suppliers or potential customers or suppliers of the Group. These restrictions shall cease to apply to information or knowledge which may (otherwise than through the default of the Executive) become available to the public generally.

6.2

All notes, memoranda, records and writing made by the Executive relating to the business of the Group shall be and remain the property of the Group to whose business they relate and shall be delivered by him to the company to which they belong forthwith upon request.

7.	NON‑SOLICITATION AND RESTRICTIVE COVENANTS

7.1	The Executive undertakes with the Company that, except with the consent in writing of the Company:-

7.1.1

for so long as he is an employee of the Company and for the period of twelve (12) months from the Cessation Date (as defined in Clause 7.2 below), he will not either on his own account or in conjunction with or on behalf of any person, firm or company carry on or be engaged, concerned or interested directly or indirectly in, within any country in which the Group carries on business, whether as shareholder, director, employee, partner, agent or otherwise, any business in competition with the business of the Group carried on prior to the Cessation Date (other than as a holder of not more than 5% of the total issued shares or debentures of any company listed on any recognised stock exchange);

7.1.2

for so long as he is an employee of the Company and for the period of twelve (12) months from the Cessation Date, he will not either on his own account or in conjunction with or on behalf of any other person, firm or company, solicit or entice away or attempt to solicit or entice away from the Group any person, firm, company, organisation, supplier, distributor, principal or manufacturer who shall at any time prior to the Cessation Date have been a customer, client, agent, correspondent, supplier, distributor, principal or manufacturer of or for the Group or in the habit of dealing with the Group;

7.1.3

for so long as he is an employee of the Company and for the period of twelve (12) months from the Cessation Date, he will not either on his own account or in conjunction with or on behalf of any other person, firm or company, solicit or entice away or attempt to solicit or entice away from the Group any person who is an officer, manager or employee of the Group whether or not such person would commit a breach of his contract of employment by reason of leaving such employment;

7.1.4

he will not at any time hereafter make use of or disclose or divulge to any third party any information relating to the Group other than any information properly available to the public or disclosed or divulged pursuant to an order of a court of competent jurisdiction; and

7.1.5

he will not at any time hereafter in relation to any trade, business or company use a name including the words “Fuxing”, “Fuxing China Group Limited” (or any other trademarks or trade names that may be created or used by the Company while the Executive is in the employment of the Company in such a way as to be capable of being or likely to be confused with the name of the Company and shall use all reasonable endeavour to procure that no such name shall be used by any person, firm or company with which he is connected.

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7.2	In this Agreement, “Cessation Date” means the date that the Executive ceases to be an employee of the Company.

7.3

Each and every obligation under this Clause 7 shall be treated as a separate obligation and shall be severally enforceable as such and in the event of any obligation or obligations being or becoming unenforceable in whole or in part, such part or parts as are unenforceable shall be deleted from this Clause 7 and any such deletion shall not affect the enforceability of all such parts of this Clause 7 as remain not so deleted.

7.4

While the restrictions contained in this Clause 7 are considered by the parties to be reasonable in all the circumstances, it is recognised that restrictions of the nature in question may fail for reasons unforeseen and accordingly, it is hereby agreed and declared that if any of such restrictions shall be adjudged to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of the Group but would be valid if part of the wording thereof were deleted or the periods thereof reduced or the range of activities or areas dealt with thereby reduced in scope the said restriction shall apply with such modifications as may be necessary to make it valid and effective.

8.	INCAPACITY OF EXECUTIVE

If the Executive shall at any time be incapacitated or prevented by illness, injury, accident or any other circumstances beyond his control (such incapacity or prevention being hereinafter referred to as the “Incapacity”) from discharging in full of his duties hereunder and furnishes (if so required) to the Board a report from the Company’s doctor or a registered medical practitioner in the PRC and/or Singapore of his Incapacity, the Executive shall be entitled to receive his monthly salary, together with the bonuses, benefits, allowances and entitlements, payable pursuant to this Agreement (less any amount paid to him pursuant to any insurance obtained for his benefit) for the period of his Incapacity but not exceeding a continuous period of six (6) months and thereafter the Executive shall be paid such salary together with such bonuses, benefits, allowances and entitlements (if any) as the Board shall in its absolute discretion determine. If the period of Incapacity shall aggregate more than nine (9) months in any consecutive period of twelve (12) months, the Company may terminate the Executive’s employment by notice and in that event the Company shall pay to the Executive a sum equal to three (3) months’ salary from the date of termination of employment. For the avoidance of doubt, the provisions of Clause 9 shall not apply in the event of Incapacity of the Executive.

9.	TERMINATION

9.1

The Company may at any time terminate this Agreement by giving the Executive not less than three (3) months’ prior notice in writing or forthwith by paying the Executive three (3) months’ salary in lieu of notice.

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9.2

The Executive shall not be entitled to terminate this Agreement during the Initial Period, without the prior consent of the Board. After the Initial Period, this Agreement may be terminated by the Executive upon giving the Company prior notice in writing of not less than three (3) months or forthwith by payment of three (3) months’ salary in lieu of such notice.

9.3

Notwithstanding the provisions of Clauses 9.1 and 9.2, this Agreement shall forthwith automatically determine upon the death of the Executive and may be terminated immediately by the Company without prior notice if the Executive shall at any time:-

9.3.1	commit any material or persistent breach of any of the provisions contained herein;

9.3.2	be guilty of any grave misconduct or wilful neglect in the discharge of his duties hereunder;

9.3.3	become bankrupt or make any arrangement or composition with his creditors;

9.3.4	be guilty of conduct tending to bring himself or the Company into disrepute;

9.3.5	become of unsound mind;

9.3.6	be disqualified from being an Executive; or

9.3.7	be convicted of any criminal offence other than an offence which in the reasonable opinion of the Board does not affect his position as the Executive Director of the Company.

10.	EFFECT OF TERMINATION ON UNDERTAKINGS

10.1

The expiration or determination of this Agreement howsoever arising shall not affect such of the provisions hereof as are expressed to operate or have effect thereafter and shall be without prejudice to any right of action already accrued to either party in respect of any breach of this Agreement by the other party.

10.2	Upon termination of this Agreement for whatever reason:-

10.2.1

the Executive shall immediately and without claim for compensation resign from all positions and offices held in the Group including but not limited to all and any directorships which the Executive may hold in the Company and any other company in the Group;

10.2.2

the Executive shall deliver to the Company in proper order and condition all books, documents, papers, materials and any other property or assets relating to the business or affairs of the Group which may then be in the Executive’s possession or under his control; and

10.2.3	the Executive shall not at any time thereafter represent himself as being in any way connected with the business of the Group.

11.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the parties with respect to the subject matters hereof and there are no representations, understandings or agreements relative here which are not fully expressed herein. This Agreement shall be in substitution for any previous letters of appointment and/or service agreements between the Executive and any company in the Group and for any terms of employment previously in force and the Executive acknowledges that he has no outstanding claims of any kind against any company in the Group. The Company however agrees that the commencement of the Executive’s appointment hereunder shall not be treated as a break in the continuity of the Executive’s employment with the Company.

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12.	NOTICES

Any notice under this Agreement shall be in writing by letter sent by registered post or by facsimile. A letter or facsimile is taken to be received:- (i) in the case of a posted letter, forty-eight (48) hours (or seven (7) days, if posted to or from a place outside the country in which the address is located) after posting; and (ii) in the case of a facsimile, on production of a transmission report by the machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety to the facsimile number of the recipient.

13.	MISCELLANEOUS

13.1	The expiration or determination of this Agreement howsoever arising shall not operate to affect any of the provisions hereof which terms are expressed to operate or have effect thereafter.

13.2	The waiver by either party of any right under this Agreement shall not prevent the subsequent enforcement of that right and shall not be deemed a waiver of any subsequent right.

13.3

No remedy conferred by any provisions of this Agreement is intended to be exclusive of any other remedy which is otherwise available at law, in equity, by statute or otherwise, and each and every other remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law, in equity, by statute or otherwise. The election of any one or more of such remedies by any of the parties shall not constitute a waiver by such party of the right to pursue any other available remedies.

13.4	No amendment or variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the parties.

13.5

If any provision of this Agreement or part thereof is rendered or declared void, illegal, or unenforceable by any legislation or any judicial or competent authority, it shall be rendered void, illegal or unenforceable to that extent and no further.

14.	GOVERNING LAW

This Agreement shall be governed by, and construed in accordance with, the laws of Singapore and the parties hereto irrevocably submit to the non-exclusive jurisdiction of the courts of Singapore.

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IN WITNESS WHEREOF the parties hereto have hereunto set their respective hands the day and year first above written.

SIGNED by	)
)
for and on behalf of	)
FUXING CHINA GROUP LIMITED	)
in the presence of:-)

Name of Witness:
Designation:

SIGNED by	)
[ ]	)
in the presence of:-)

___________________________

Name of Witness:

Designation:

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